Exhibit 16.1

[KPMG Letterhead]
KPMG LLP
Suite 1400
55 Second Street
San Francisco, CA 94105

September 21, 2018
Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:
We were previously principal accountants for Performant Financial Corporation (the Company) and, under the date of March 14, 2018, we reported on the consolidated financial statements of Performant Financial Corporation as of and for the years ended December 31, 2017 and 2016. On September 19, 2018, we were dismissed. We have read Performant Financial Corporation's statements included under Item 4.01 of its Form 8-K dated September 19, 2018, and we agree with such statements, except that we are not in a position to agree or disagree with Performant Financial Corporation's statements that 1) the change was approved by the Audit Committee of the Board of Directors and 2) during the fiscal years ended December 31, 2017, and 2016, and the subsequent interim period through September 19, 2018, neither the Company nor anyone acting on its behalf has consulted with Baker Tilly Virchow Krause, LLP (Baker Tilly) regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements and neither a written report nor oral advice was provided to the Company by Baker Tilly that was considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.
Very truly yours,
By: /s/ KPMG LLP